SUBSCRIPTION AGREEMENT

            For  and  in consideration of the mutual agreements herein contained, Yow Shang David Chiueh, hereinafter referred to as "Subscriber"  hereby  agrees  to purchase  from  the Upright Growth and Income Fund (the "Fund"), a mutual fund  series  of  the Upright Investments Trust, and Fund agrees to sell to Subscriber 10,000 shares of capital  stock of Fund, at the price of $10 per share, upon the following  terms and conditions:

            Subscriber agrees to pay $100,000 to the Fund upon demand.

            The Fund will not issue any securities or receive any of the proceeds of this  subscription until subscriptions identical in form to this one  have  been made  by  not more than 25 persons (which shall include Subscriber) to  purchase from  Fund  securities for an aggregate net amount, which plus Fund's  then  net worth will equal at least $100,000.

             Unless such aggregate net amount is paid to Fund and Fund then  has $100,000 of net worth within 90 days after June 12, 2017, the date on which the registration  statement filed under the Securities Act of 1933 with  respect  to the  Fund's capital stock became effective, then this subscription shall  become null and void and the full amount paid in by the Subscriber will be refunded  to Subscriber on demand without any deduction.

              In  the event that such aggregate net amount of cash has been paid in  and  Fund  has  a net worth of at least $100,000 within 90 days  after  such registration statement has become effective, then this subscription shall be  in full force and effect; and Fund may retain all funds tendered to it.

               Subscriber  agrees  that  the  shares  are  being  purchased  for investment with no present intention of reselling or redeeming said shares.

              It is understood that said aggregate net amount will be paid in to Fund  before any subscriptions for Fund capital stock will be accepted from  any persons in excess of twenty-five.

             Subscriber of shares of the Upright Growth and Income Fund

 By:    /s/ Yow Shang David Chiueh                     Date: June 12, 2017

            Yow Shang David Chiueh

Subscription agreed to Upright Growth and Income Fund

By:   /s/ Yow Shang David Chiueh                      Date:  June 12, 2017

          Yow Shang David Chiueh

          President

          Board of Trustees

          Upright Growth and Income Fund